Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 89 to File No. 2-59353; Amendment No. 89 to File No. 811-02753) of Guggenheim Variable Funds Trust of our report dated February 26, 2015 on the financial statements and financial highlights of each of the series constituting Guggenheim Variable Funds Trust included in the December 31, 2014 Annual Report to shareholders.

/s/ Ernst & Young LLP
McLean, Virginia
April 28, 2015